EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Resignation of Chief Credit Officer

HOUSTON, May 24, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI) announced that Terrance J. Tangen has tendered his resignation as Chief Credit Officer and Executive Vice President of MetroBank, N.A. (the "Bank"), one of the banking subsidiaries of MetroCorp Bancshares, Inc. (the "Company"), to pursue other opportunities with a non-Asian ethnic bank.

Herbert Baker, who has served as the Chief Lending Officer of the Bank for the past six years, will become the new Chief Credit Officer of the Bank.  Mr. Baker has worked closely with Mr. Tangen, which should help with a smooth and expedient transition.  Mohammed Tariq, who has served as a Senior Lending Officer of the Bank for the past nine years, will become the interim Chief Lending Officer.  There is no specific date set for the transition, but the Company expects that it will occur in the next few weeks.

"The board of directors appreciates the leadership and contribution of Mr. Tangen as Chief Credit Officer during these unprecedented times and we wish him continued success with his new opportunity," said George M. Lee, Executive Vice Chairman, President and Chief Executive Officer of the Company.

Lee continued, "We are pleased to have depth and a pool of experienced professionals from within the Company to help make this transition as seamless as possible.  We are fortunate to have officers of Messrs. Baker's and Tariq's caliber focused on mitigating credit risk in our organization."

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank.  The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas.  As of March 31, 2010, the Company had consolidated assets of $1.6 billion.  For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the formal agreement between MetroBank and the Office of the Comptroller of the Currency; (7) changes in the availability of funds which could increase costs or decrease liquidity; (8) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (9) changes in accounting principles, policies or guidelines; (10) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (11) the incurrence and possible impairment of goodwill associated with an acquisition; and (12) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace.  All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company's 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876